UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2026

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 276-3966

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 15, 2026, AST SpaceMobile, Inc. (the “Company”) announced a proposed offering (the “Notes Offering”) of convertible senior notes due 2034 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and its intention to enter into capped call transactions in connection therewith, as described in Item 8.01 below. In connection with the Notes Offering, the Company provided the following disclosure for the purpose of supplementing and updating disclosures contained in the Company’s prior filings with the Securities and Exchange Commission, which includes certain preliminary unaudited financial information of the Company as of June 30, 2026:

Liquidity Update

As of June 30, 2026, total cash and cash equivalents and restricted cash was approximately $2,723 million. The Company’s financial results as of and for the quarter ended June 30, 2026 are not yet complete and will not be available until after the completion of this offering. Accordingly, the foregoing financial information is a preliminary estimate for cash and cash equivalents and restricted cash as of June 30, 2026. These estimates are subject to revision based upon the completion of the Company’s quarter-end financial closing procedures and other developments that may arise prior to the time the Company’s financial results for the quarter ended June 30, 2026 are finalized. Neither the Company’s independent auditors, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to this preliminary financial information. You should not place undue reliance on these preliminary estimates.

The information included in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 7.01 Regulation FD Disclosure

In connection with the Notes Offering, the Company supplemented and updated disclosures contained in the Company’s prior filings with the Securities and Exchange Commission, noting that based on the Company’s current expectations regarding launch availability, its launch campaign is targeting approximately 45 of its BlueBird satellites (“BB satellites”) in early 2027. The timing of launch of the BB satellites is contingent on a number of factors including satisfactory and timely completion of the assembly and testing of the BB satellites, readiness of the launch vehicle, logistics and other factors, many of which are beyond its control. In addition, the Company is currently in advanced discussions with Rakuten, a shareholder of the Company and e-commerce, financial and telecommunications conglomerate in Japan, regarding the preliminary selection of RAST Co., Ltd. as an indirect subsidy recipient for the Low Earth Orbit Satellite Infrastructure Development Project (J-LEO) for Securing National Self-Reliance, with a total expected value up to 148 billion Japanese yen or approximately $1 billion United States dollars. The project supports the development of low-Earth orbit satellite communication infrastructure to realize direct satellite communication services utilizing low-orbit satellite constellations operated and managed within Japan. The subsidy award and related joint venture discussions are ongoing and there is no assurance that the joint venture will be finalized or that government financing will be secured.

The information contained in this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On July 15, 2026, the Company issued a press release relating to its proposed Notes Offering and its intention to enter into capped call transactions in connection therewith. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Neither this Current Report on Form 8-K nor the press release filed as Exhibit 99.1 hereto constitute an offer to sell, or a solicitation of an offer to buy, any Notes nor will there be any sale of any Notes in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release titled “AST SpaceMobile Announces Proposed Private Offering of $1.0 billion of Convertible Senior Notes Due 2034,” dated July 15, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AST SPACEMOBILE, INC.

Date:	July 15, 2026	By:	/s/ Andrew M. Johnson
Andrew M. Johnson
Executive Vice President, Chief Financial Officer and Chief Legal Officer